CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated February 18, 2016 with respect to the audited balance sheets of Exceed World, Inc. (formerly Brilliant Acquisitions, Inc.) (the "Company") as of November 30, 2015 and 2014 and the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended November 30, 2015 and the period from November 25, 2014 (inception) through November 30, 2014.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

April 18, 2016